Exhibit D-2(c)


                                     PENNSYLVANIA
                              PUBLIC UTILITY COMMISSION
                              Harrisburg, PA 17105-3265

                                   Public Meeting held October 13, 1995

          Commissioners Present:

               John M. Quain, Chairman
               Lisa Crutchfield, Vice-Chairman
               John Hanger
               David W. Rolka
               Robert K. Bloom

          Securities Certificate of Metropolitan            S-00950535
          Edison Company for the assumption of
          certain contingent liabilities in
          connection with a nuclear fuel lease.


                                  OPINION AND ORDER


          BY THE COMMISSION:

                    On  September  15,  1995, Metropolitan  Edison  Company

          (Met-Ed) filed for  registration pursuant  to Chapter  19 of  the

          Pennsylvania Public Utility  Code, 66 Pa. C.S. Sections  1901, et

          seq.,  a Securities  Certificate  for the  assumption of  certain contingent liabilities in connection with a nuclear fuel lease.

                    Met-Ed  currently  leases  its  share  of  the  nuclear

          material,  which includes  nuclear  fuel,  fuel  assemblies,  and component parts, that  is used at  Three Mile  Island Unit No.  1

          (TMI-1). Met-Ed holds  a 50%  ownership in TMI-1.  Pursuant to  a lease agreement  which was the subject  of Securities Certificate

          S-910136 approved by  Order of the  Commission entered August  1,

          1991,  Met-Ed  leases its  share of  TMI-1  fuel from  TMI-1 Fuel

          Corporation (TMI-1 Fuel), a special purpose unaffiliated entity.



                    TMI-1  is  now proposing  to  enter into  a  new credit

          facility (New Credit Facility) with Union Bank of Switzerland and other  lenders  (collectively,  "UBS"  which  would  provide  for borrowings by  TMI-1 Fuel from  UBS for the  value of  fuel under lease  to  Met-Ed  not to  exceed  $55  million.  The New  Credit

          Facility  will have  an  initial term  of three  years, renewable annually thereafter.

                    Lease  payments  made by  Met-Ed  pursuant  to the  new

          leasing arrangement  consist of a British Thermal Unit charge and a finance charge. To finance the costs of the nuclear fuel, TMI-1

          Fuel  will issue  commercial paper  backed  by letters  of credit

          issued by UBS.   Met-Ed  estimates that the  New Credit  Facility

          will produce annual savings of approximately $82,500. In lieu  of issuing commercial  paper, TMI-1 Fuel could  also borrow directly from UBS.

                    We   have   examined   Met-Ed's    instant   Securities

          Certificate and  have determined  that  the proposed  New  Credit

          Facility  and  revised lease  for fuel  to  be employed  at TMI-1 appears  to be necessary or  proper for the  present and probable future  capital needs  of  the  company,  and  as  a  result  the

          Securities Certificate should be registered; THEREFORE,

                    IT IS ORDERED:

                    That  the Securities Certificate  filed by Metropolitan

          Edison Company  at Docket No.  S-00950535 for  the assumption  of certain contingent liabilities in connection with a nuclear  fuel lease is hereby registered.

                                                  BY THE COMMISSION,



                                                  John G. Alford



                                                  Secretary

          (SEAL)

          ORDER ADOPTED:  October 13, 1995
          ORDER ENTERED:  October 13, 1995


















































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